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                                                                    EXHIBIT 99.1

                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995, or the Reform Act, Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect them from securities law liability in connection with these statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         Generally, forward-looking statements include expressed expectations of future events and the assumptions on which these expectations are based. All forward-looking statements are inherently uncertain as they are based on expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on our written or oral forward-looking statements. We do not undertake any obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, we do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. This Statement supersedes the Safe Harbor Statement filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Quarterly Report on Form 10-Q to which this statement is appended as an exhibit and also include the following:

THE ANNOUNCEMENT OF OUR INTENTION TO MERGE WITH VERSO MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS IN THE SHORT TERM.

         On May 4, 2001, we signed a definitive Agreement and Plan of Merger with Verso Technologies, Inc., a Minnesota corporation. Pursuant to the Merger Agreement, Verso will acquire us by merging its wholly-owned subsidiary with and into us, with our company surviving as a wholly-owned subsidiary of Verso. The merger is subject to a number of conditions that must be satisfied or waived before the merger can take place, including approval by our shareholders. Until the Merger Agreement closes or is terminated by us or Verso under limited conditions as specified in the Merger Agreement, we are subject to a number of risks that may negatively impact our business in the short term, including the following:

         - the announcement of the merger may disrupt our normal sales cycles because customers may delay new orders until the merger is completed;

         - the diversion of management focus and resources from our day-to-day operations to matters relating to the merger could have a material adverse effect on our business, regardless of whether the merger is completed;

         - while the Merger Agreement is in effect, and subject to very narrowly defined exceptions, we are prohibited from soliciting certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party; and

         - the price of our common stock may decline or otherwise experience increased volatility if the current market price of our common stock has been bolstered by the expectation that a successful merger will be completed.

THE ANTICIPATED BENEFITS OF OUR PROPOSED MERGER WITH VERSO MAY NOT BE REALIZED.

         Details of our proposed merger with Verso and the related risks and uncertainties will be described in a Proxy Statement/Prospectus that will be mailed in the future to all of our shareholders entitled to vote on the merger. Even though we expect that our merger with Verso will result in mutual benefits, those benefits may not be realized due to a number of factors, including the following:

         - the merger may not be completed in a timely manner, or at all, if it is not approved by our shareholders or the shareholders of Verso, or if one of the other closing conditions is not met; and

         - the combined company may not achieve the expected synergies between products and may not be able to develop and commercialize new products and services.


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         -        if the merger is not completed as a result of certain events specified in the Merger Agreement, we may have to pay a termination fee of $4 million as well as Verso's expenses of up to $1 million;

         - while the Merger Agreement is in effect, and subject to very narrowly defined exceptions, we are prohibited from soliciting certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party;

         - diversion of management focus and resources from our day-to-day operations to matters relating to the merger could have a material adverse effect on our business, regardless of whether the merger is completed;

         - the announcement of the merger may disrupt our normal sales cycles because customers may delay new orders until the merger is completed;

         - the price of our common stock may decline or otherwise experience increased volatility if the current market price of our common stock has been bolstered by the expectation that a successful merger will be completed; and

         - the combined company may not achieve the expected synergies between products and may not be able to develop and commercialize new products and services.

OUR REDUCTION IN FORCE MAY NOT RESULT IN A REDUCTION IN COSTS OR MAY HARM OUR BUSINESS.

         In May 2001, we began implementing a reduction-in-force plan in which we intend to reduce our work force by approximately 90 employees, or nearly 60% of our total work force, over the next several months. We expect that our reduction-in-force plan will be fully implemented by the end of the year. We believe that the reduction will allow us to preserve cash and accelerate profitability. However, the reduction in force may not result in cash savings at anticipated levels. In addition, our reduction in force plan may yield unanticipated consequences, such as attrition beyond our planned reductions. Such consequences may impair our business beyond any benefits gained by the reductions, and we may encounter difficulty in managing our business as a result.

WE MAY LOSE ALL, OR A SUBSTANTIAL PORTION, OF OUR $15.0 MILLION INVESTMENT IN THE NON-VOTING SERIES B PREFERRED STOCK OF VERSO TECHNOLOGIES.

         On July 27, 2001, we purchased 750,000 shares of non-voting Series B Preferred Stock, or "Series B Stock," of Verso Technologies, Inc., a Minnesota corporation, for an aggregate purchase price of $15.0 million pursuant to a Series B Preferred Stock Purchase Agreement, dated May 4, 2001, between Verso and Telemate.Net, as amended. Verso immediately used the proceeds from the purchase to partially fund its acquisition of NACT Telecommunications, Inc., a Delaware corporation, from WA Telcom Products Co., Inc., a Delaware corporation, which purchase was also consummated on July 27, 2001. Our purchase of the Series B Stock is subject to a number of risks, most of which are beyond our control, including the performance of Verso's $.01 par value per share common stock, into which the Series B Stock is convertible under certain conditions, and the ability of Verso to redeem or pay dividends on the Series B Stock. Moreover, the Series B Stock is unregistered, and there is no public market for the Series B Stock. As a result, it is unlikely that we could easily find a buyer for the Series B Stock. Although we have the right to require Verso to register shares of its common stock that are issuable upon conversion of any Series B Stock owned by us after December 31, 2001, we may still be unable to sell our interest in Verso at a price that would cover our $15.0 million investment.

WE HAVE RECENTLY EXPERIENCED LOSSES, AND WE EXPECT TO INCUR LOSSES IN THE NEAR TERM.

         We experienced a net loss of approximately $5.6 million, or 304.7% of our total revenue, in the quarter ended June 30, 2001, as compared to a net loss of approximately $4.7 million, or 170.1% of our total revenue, in the quarter ended June 30, 2000. At June 30, 2001, we had an accumulated deficit of $34.0 million. Our recent history of losses began as a result of our shifts from developing and marketing call accounting products only to developing and marketing an integrated Internet and call accounting product to marketing separate call accounting and Internet usage management solutions. We anticipate that our recent reduction-in-force and restructuring will result in additional losses in the near term. Future expenditures on sales, marketing, and product development will be driven primarily by our ability to achieve our targeted revenue goals.

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         We are not certain when we will regain profitability, if at all. Even if we do regain profitability, we may not sustain or increase profitability on a quarterly or annual basis.

WE ARE DEPENDING ON THE SUCCESSFUL RELEASE OF OUR WEBFILTER PRODUCT.

         We released our new WebFilter product in June 2001. We have developed this product as a result of our belief that Internet access management customers prefer a combined reporting and filtering product offering. As a result, we are depending on WebFilter to contribute significantly to our future revenues. However with any new product there are significant factors which may impact future revenues including:

         -        unexpected delays in the introduction of the product;

         -        our ability to develop relationships with distributors;

         -        market acceptance of the product; and

         -        unexpected problems with the product.

         Because of these and additional risks, both known and unknown, we cannot be certain that future revenues generated by this product will be as significant as we anticipate. Failure of these revenues to develop would have a material adverse effect on our business, results of operations, and financial condition.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         During our operating history, we have experienced quarterly fluctuations in our operating results and we expect this trend to continue. These fluctuations are caused by several factors described elsewhere in this "Safe Harbor Compliance Statement" section, many of which are beyond our control. Factors that affect our operating results include:

         -        the timing and release of new products or enhancements;

         -        unexpected delays in introducing new products or enhancements;

         -        the timing of shipment and installation of products ordered;

         - delays of purchases of our products by customers who anticipate the release of a new product or enhancement; and

         - the amount and timing of our sales and marketing, product development, or administrative expenses.
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         Due to these factors, we believe that quarter to quarter comparisons of our operating results may not be meaningful. Therefore, you should not rely on the results of one quarter as an indication of our future performance.

IF WE DO NOT CONTINUE TO EXPAND THE DISTRIBUTION OF OUR PRODUCTS THROUGH DIRECT AND INDIRECT SALES CHANNELS, OUR OPERATING RESULTS WILL SUFFER.

         We have a broad base of customers, most of which license a limited number of our products. To improve our results of operations, we must increase our base of customers and the number of products that each customer licenses. This may require a sales effort that cannot be achieved by our limited sales force.

         Our future success also depends upon our ability to expand our relationships with domestic and international distributors, value-added resellers, systems integrators, on-line and other resellers, Internet service providers and original equipment manufacturers to build our indirect sales channels. We currently maintain non-exclusive relationships with leading networking and network security vendors that help market and distribute our products, but we do not have written agreements with most of these companies. We must also continue to expand and maintain our non-exclusive relationships with key hardware and software vendors, distributors, and resellers. We may not be successful in these efforts. Moreover, because we do not have written agreements with most of these parties, we cannot guarantee that these relationships will continue at all or on terms acceptable to us.

WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES THAT PROVIDE SIMILAR PRODUCTS.

         We currently compete with providers of Internet management software, including Surfcontrol, Websense, Elron, Symantec, Secure Computing, N2H2, and 8e6 Technologies and providers of call accounting software, including IntegraTrak, ISI, MicroTel, Switchview, Telco Research/Peregrine Systems, Veramark, Telesoft and Xtend. The market in which we compete is intensely competitive, increasingly subject to rapid changes, and significantly affected by new product introductions and other activities of market participants. In addition, the market is highly fragmented, and our competitors vary depending upon the segment of the market that our network usage management solutions address.

         In addition to current competition from producers of network usage management solutions, in the future we may experience competition from vendors of network devices, such as Symantec/AXENT Technologies, Inc., Check Point Software Technologies Ltd., Cisco Systems, Inc., Lucent Technologies, Inc., Microsoft Corporation, Netscape Communications Corp., Nortel Networks Corporation, Siemens Corporation, and others, that could bundle network usage management solutions with their network products. The bundling of competing products with network devices could make it more difficult for us to market our products or could render our products obsolete. Even if the functionality, ease of use, and performance of the products included with network devices is inferior to that of our products, a significant number of customers may elect to accept these products instead of purchasing additional software from us. In addition, we believe that additional competitors will continue to enter the market as the size and visibility of the market opportunity increases. These new market entrants may include traditional system and network management software developers.

         We also face competition from Internet management service providers, such as consulting firms, web design firms, Internet audit firms, site management vendors, Internet

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service providers, and independent software vendors. These service providers may use our solutions, our competitors' solutions or custom-developed solutions to provide network usage management for their customers who otherwise would have been sale opportunities for us. In addition, certain larger potential customers may rely on their IT departments to internally develop Internet usage management solutions.

         Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support, and other resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. Our inability to develop products that are technologically competitive, responsive to customer needs, and competitively priced could have a material adverse effect on our business, results of operations, and financial condition.

WE MUST INCREASE BRAND AWARENESS OF OUR PRODUCT TO REMAIN COMPETITIVE.

         Developing and maintaining awareness of our brand names is critical to achieving widespread acceptance of our network usage management and reporting solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning our brands will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. We have reduced the number of marketing professionals that we employ, and we have significantly reduced our marketing budget. These cost-saving measures may inhibit our ability to successfully promote our brand names, which could have a material adverse effect on our business, results of operations, and financial condition.

OUR SUCCESS DEPENDS ON CONTINUED ACCEPTANCE AND GROWTH OF THE INTERNET.

         Sales of our Internet usage management solutions depend on the continued acceptance and growth of the Internet. Because the Internet has only recently become a viable medium for commerce and communications, demand and market acceptance for Internet-related products are subject to high levels of uncertainty and risk. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. The Internet infrastructure may not be able to support the demands placed on it by this continued growth. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays could adversely affect the Internet usage of organizations utilizing our solutions. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet remain unresolved and may negatively affect the growth of Internet use and the attractiveness of commerce and communication on the Internet. If critical issues concerning the commercial use of the Internet are not resolved in our favor, if the necessary infrastructure and complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the demand for our Internet usage management solutions could be significantly reduced, which would have a material adverse effect on our business, results of operations, and financial condition.

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IF OUR SOFTWARE CONTAINS DEFECTS, OUR SALES ARE LIKELY TO SUFFER AND WE MAY BE
EXPOSED TO LEGAL CLAIMS.

         Our products and product enhancements are very complex and may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the computer and Internet environments in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite our testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in:

         -        product returns;

         -        adverse publicity;

         -        loss of or delays in market acceptance of our products;

         -        delays or cessation of service to our customers; or

         -        legal claims by customers against us.

         Our end-user licenses contain provisions that limit our exposure to legal claims, but these provisions may not be enforceable in all jurisdictions. To the extent that our contractual limitations are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS IS DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT.

         Our success depends largely upon the continued services of our Chief Executive Officer and President, Richard L. Mauro. We cannot guarantee that Mr. Mauro will continue to remain an employee. We have insurance on the life of Mr. Mauro, but there can be no assurance that the proceeds of this insurance would be adequate to compensate us for the loss of his services.

INFRINGEMENT OR DUPLICATION OF OUR PROPRIETARY TECHNOLOGY COULD HARM OUR
BUSINESS.

         We currently rely on a combination of patent, trademark, service mark, trade dress, copyright, and trade secret laws, as well as confidentiality provisions and contractual provisions to protect our proprietary technology. However, we cannot guarantee that third parties will not infringe or duplicate this technology and offer competing products that are substantially similar to ours.

         We currently have registered trademarks in Telemate and Telemate.Net. We cannot guarantee that any future applications to protect our intellectual property will not be rejected. Even if they are not rejected, trademark, patent, copyright, and trade secret protection may not be effective or available in every country in which our products are distributed or made available through the Internet. Despite taking steps to protect our rights, third parties could infringe or misappropriate our proprietary rights. Also, most protections do not preclude competitors from independently developing products with functionality or features substantially equivalent or superior to our products. Any infringement, misappropriation or third-party development could have a material adverse effect on our business, results of operations and financial condition.

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         In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights and other intellectual property rights. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Litigation, regardless of its outcome, would divert management resources, be expensive, and may not effectively protect our intellectual property.

OUR BUSINESS COULD BE HARMED IF WE ARE SUBJECTED TO INFRINGEMENT CLAIMS BROUGHT BY THIRD PARTIES.

         In addition to the technology we have developed internally, we also use code libraries developed and maintained by Greenleaf Software, Stingray Software, and Microsoft and have acquired or licensed technologies from other companies. Our integrated network management solutions are built around an embedded Microsoft SQL 7.0 database and Seagate Software, Inc.'s custom report writing tool. Our internally developed technology, the code libraries or the technology we acquired or licensed may infringe on a third party's intellectual property rights, and such third parties may bring claims against us. Such claims and any resulting litigation could subject us to significant liability for damages and invalidate our proprietary rights. Any infringement claims against us could also force us to do one or more of the following:

         - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

         - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all; or

         - redesign those products or services that incorporate the disputed technology.

         - Any of these results could have a material adverse effect on our business, results of operations, and financial condition.

OUR PRODUCTS COULD BE TAMPERED WITH AND RENDERED INEFFECTIVE BY COMPUTER
HACKERS.

         Because our products access a wide range of information relating to our customers' businesses, computer hackers may attempt to infiltrate our software systems to obtain sensitive data and information regarding our customers. In addition, some of our products monitor network security. There is a risk that those products will be targets of attacks by computer hackers who create bugs or viruses or otherwise breach the security of those products in an attempt to sabotage their functionality. Although we know of no material infiltration of our products by hackers to date, our Internet usage products are new and we cannot guarantee that we will be able to respond to such attacks in a timely or effective manner. Any failure to do so could result in claims against us and make it difficult for us to market and sell our products.

GOVERNMENT REGULATION COULD INCREASE THE COSTS OF DOING BUSINESS ON THE INTERNET AND NEGATIVELY AFFECT SALES OF OUR PRODUCTS.

         As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Such laws and regulations could affect the network usage management activities of our customers. Regulation, if imposed, is likely to be in the areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Furthermore, any regulation imposing fees for Internet use could

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result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business, results of operations, and financial condition.

OUR CHARTER DOCUMENTS AND GEORGIA LAW MAY PREVENT OR DELAY A FUTURE MERGER OR ACQUISITION, THUS LOWERING OUR STOCK PRICE OR PREVENTING OUR SHAREHOLDERS FROM REALIZING A PREMIUM OVER OUR STOCK PRICE.

         We do not believe that our Articles of Incorporation, Bylaws, or Georgia law have had, or will have, a negative impact on the Merger Agreement reached with Verso. Our Articles of Incorporation and Bylaws may have the effect of delaying, preventing or making a merger or acquisition less desirable to certain potential acquirers, even where shareholders may consider the acquisition or merger favorable. In addition, our Board of Directors has the authority to approve the issuance of preferred stock, which may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders. Any such issuance may materially adversely affect the market price of our common stock and the voting rights of the holders of our common stock. The issuance of our preferred stock may also result in the loss of voting control by the holders of our common stock to the holders of our preferred stock. In addition, provisions of the Georgia Business Corporation Code also may delay, prevent or discourage someone from acquiring or merging with us. The prevention or delay of a merger or acquisition could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.